Exhibit 10.1

Execution Copy

EMPLOYMENT AGREEMENT

          AGREEMENT made as of the 18th day of January, 2010, by and between ZYGO CORPORATION, a Delaware corporation (the “Company”), and Dr. CHRIS L. KOLIOPOULOS (“Executive”).

                  1.          Employment. Executive shall be employed as the President and Chief Executive Officer of the Company pursuant to this Agreement.

          1.1          Duties and Responsibilities. Executive will have the authority, duties and responsibilities customarily associated with the position of President and Chief Executive Officer, consistent with the Company’s by-laws and applicable law. Executive will have such additional duties and responsibilities commensurate with his position as the Company’s Board of Directors (the “Board”) may assign to him from time to time. Executive will report directly to and be subject to the control and direction of the Board. As of or as soon as practicable after the Executive’s employment begins, Executive will be appointed to be a member of the Board. The Company will use its reasonable efforts to ensure that Executive will continue to be a member of the Board during the period of his employment under this Agreement. At the request of the Board, Executive shall serve as an officer and director of the Company’s subsidiaries and other affiliates without additional compensation. Executive will observe and adhere to all applicable written Company policies and procedures in effect from time to time, including, without limitation, policies on business ethics and conduct, and policies on the use of inside information and insider trading.

          1.2          Term. Unless sooner terminated pursuant to Section 3, the term of this Agreement (the “Term”) will begin on the 18th day of January, 2010 and will end January 19, 2014. Thereafter, the Term will automatically be renewed for successive one-year periods unless either party provides written notice of non-renewal to the other at least 90 days before the end of the then-current Term.

          1.3          Full Time. Executive shall devote all of his business time and attention to the performance of his duties and responsibilities under this Agreement. Executive will not render services to others for compensation or, without the written consent of the Board (which shall not be unreasonably withheld), serve on the board of directors or other governing body of another for profit entity. Executive may engage in personal, charitable and passive investment activities, so long as such activities do not conflict or interfere with his ability to perform the duties and responsibilities of his employment under this Agreement.

          1.4          Location of Employment. Executive and his family currently reside in Tucson, Arizona. It is contemplated that Executive will not relocate to the Company’s headquarters in Middlefield, Connecticut but, rather, will spend approximately half of his working time in Middlefield, Connecticut and the balance in the area of his residence in

Tucson, Arizona, in each case subject to the need for business travel in connection with the performance of his duties.

                  2.          Compensation.

          2.1          Base Salary. The Company will pay base salary (“Base Salary”) to Executive, in accordance with its regular payroll practices applicable to its employees generally in the State of Arizona, at an initial annual rate of $425,000. The Board and/or the Compensation Committee of the Board (the “Compensation Committee”) will review Executive’s Base Salary annually, which review, absent unusual circumstances, will be made no later than 45 days after the beginning of each fiscal year of the Company. The Board or the Compensation Committee, acting in its discretion, may increase (but may not decrease) the annual rate of Executive’s Base Salary; provided, however, that the Board may decrease Executive’s Base Salary rate if such reduction is made as part of and consistent with an across the board temporary salary reduction instituted in conjunction with cost cutting measures and applicable to the Company’s senior executive officers generally, in all cases pursuant to the Executive’s recommendation or with the Executive’s consent.

          2.2          Annual Bonus Opportunity. For each fiscal year of the Company, Executive will have a target bonus opportunity equal to 50% of his Base Salary. The target bonus opportunity for any fiscal year will be based upon the attainment of performance objectives (with an emphasis on profitability) determined by the Board or the Compensation Committee, after consultation with Executive, no later than 60 days after the beginning of the fiscal year. The amount (if any) of the target bonus for any fiscal year will be determined and payable no later than 75 days after the beginning of the next fiscal year. The bonus opportunity for the partial fiscal year will be prorated to reflect the Base Salary actually earned by Executive during such partial year. The performance objectives for the partial fiscal year beginning on the date Executive’s employment commences will be determined by the Board or the Compensation Committee within 30 days after such date.

          2.3          Annual Bonus Stock Purchase Option. For each fiscal year of the Company, if Executive has attained performance expectations to be determined by the Compensation Committee in consultation with Executive no later than 60 days after the beginning of such fiscal year, Company will grant Executive an option to purchase no more than 50,000 shares of Company common stock for a purchase price per share equal to the NASDAQ closing price per share of Company common stock on the trading day next preceding the award date as determined by the Board or the Compensation Committee, which options shall be governed by the Company’s stock option agreement, substantially in the form attached hereto as Exhibit A. The determination of whether the performance condition for a fiscal year is met will be made by the Compensation Committee and the issuance of the options, if any, earned by the Executive as a result of the attainment of the performance conditions shall be made as soon as practicable (but not more than 75 days) after the end of each fiscal year.

          2.4          Initial Equity Award. The Company will issue to Executive a one-time option to purchase 250,000 shares of Company common stock for a purchase price per share equal to the NASDAQ closing price per share of Company common stock on the trading day next preceding the date this Agreement is executed and delivered by Executive to the Company. The option will vest in four equal annual increments, beginning on the first anniversary of the date Executive’s employment commences, subject to Executive’s continuing employment, and will be governed by the terms of the Company’s stock option agreement, substantially in the form annexed as Exhibit A hereto.

          2.5          Annual Equity Awards. Executive will be eligible for annual equity awards under the Company’s equity incentive plan at valuation levels and on vesting and other terms and conditions that are not less favorable than the annual equity awards being made generally to other senior executives of the Company, taking into consideration the awards made under section 2.3.

          2.6          Employee Benefits. Executive will be eligible to participate in such retirement, welfare and other employee benefit and fringe benefit plans, arrangements, programs and perquisites as are provided by the Company from time to time to or for the benefit of the Company’s other senior executives, on comparable terms and conditions. Executive shall be entitled to four weeks of paid vacation time during each calendar year of employment.

          2.7          Reimbursement of Business Expenses. Executive is authorized to incur reasonable expenses in carrying out his duties and responsibilities of his employment under this Agreement, and the Company will promptly reimburse him for all expenses that are so incurred upon presentation of appropriate vouchers or receipts, subject to the Company’s expense reimbursement policies applicable to senior executives generally as in effect from time to time. The Company will pay or reimburse Executive for the payment of reasonable attorney fees incurred by Executive in connection with the review and preparation of this Agreement, subject to a total limit of $15,000.

          2.8          Housing, Automobile and Commuting Expenses. The Company will provide, at Company’s sole expense, a furnished apartment in the Middletown, Connecticut area for use by Executive during the periods he is working at the Company’s headquarters, and the Company will pay or reimburse Executive for the payment of reasonable travel expenses incurred by Executive to and from his residence in Arizona in connection with his having to work at the Company’s headquarters. The Company will provide Executive with the use of an automotive vehicle while he is spending time in the Middletown, Connecticut area and will pay the reasonable expenses (including insurance, maintenance and parking) relating to the use of such vehicle.

                  3.          Termination of Employment Before End of Term.

          3.1          Termination by Company for Cause. The Company may terminate Executive’s employment before the end of the Term for Cause if Executive: (a) is convicted of or pleads nolo contendre to a felony involving moral turpitude, (b) commits fraud or a material act or omission involving dishonesty affecting the assets, business or reputation of the Company or any of its subsidiaries or affiliates, (c) willfully and continually fails or refuses to carry out the material responsibilities of his employment, as reasonably determined by the Board, other than a failure resulting from Executive’s complete or partial incapacity due to physical or mental illness or impairment, (d) willfully engages in misconduct or engages in a pattern of behavior such as alcohol or substance abuse that results in or is highly likely to result in material harm to the Company or that has or is highly likely to have a material adverse effect on the ability of Executive to perform the duties and responsibilities of his employment, or (e) willfully engages in any act or omission that is in material violation of Company policy, including, without limitation, Company policy on business ethics and conduct, and Company policy on the use of inside information and insider trading; provided, however, that with regard to any of the conduct above giving rise to termination for Cause, if such conduct is curable and is not a new instance of such conduct that was previously cured pursuant to this provision, Executive will be afforded an opportunity to effect such a cure within 30 days after written notice of termination and thereby avoid a termination for Cause based upon such conduct. For purposes of this Agreement, no act or failure to act on Executive’s part shall be deemed “willful” unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that the Executive’s action or omission was in the best interest of the Company. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until the Company provides notice to the Executive by providing a copy of a resolution duly adopted by the affirmative vote of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to Executive and an opportunity for Executive, together with counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, Executive was guilty of conduct set forth above and specifying the particulars thereof in reasonable detail.

          3.2          Resignation by Executive. Executive may terminate his employment before the end of the Term, subject to at least 60 days’ prior written notice to Company. Upon receipt of such notice, the Company may relieve Executive of some or all of his duties and/or set an earlier termination date.

          3.3          Termination by Company without Cause. Company may terminate Executive’s employment without Cause before the end of the Term, subject to 60 days prior written notice to Executive. Following such notice, the Company may relieve Executive of some or all of his duties, provided that Company continues to pay Executive through the end of the notice period.

          3.4          Termination Due to Disability or Death. Company may terminate Executive’s employment before the end of the Term due to “Disability” if Executive is unable to substantially perform the customary duties and responsibilities of his employment for at least 90 consecutive calendar days or 120 or more calendar days during any 365 calendar day period by reason of physical or mental incapacity which is expected to result in death or last indefinitely, as determined by a duly licensed physician selected by the Board. Executive acknowledges that, if he incurs a Disability as described in the preceding sentence, he will have become unable to perform the essential functions of his position and there would be no reasonable accommodation which would not constitute an undue hardship to the Company that the Company could make due to the nature of his position. No minimum notice is required for a termination due to Executive’s Disability. If Executive dies before the end of the Term, his employment will terminate on the date of his death.

          3.5          Termination by Executive for Good Reason. Executive may terminate his employment for Good Reason. For this purpose, the term “Good Reason” means any of the following: (a) a material adverse change by Company of Executive’s status or position as the President and Chief Executive Officer, including, without limitation, a material diminution of his position, duties, responsibilities or authority or the assignment to him of duties or responsibilities that are materially inconsistent with his status or position; (b) a reduction by the Company of Executive’s annual Base Salary or failure to pay same in violation of Section 2.1; or (c) a reduction by the Company of Executive’s total target incentive opportunity during a fiscal year in violation of Section 2.2; (d) a breach by the Company of any of its material obligations under this Agreement (including without limitation Section 1.4); or (e) in connection with a Change in Control, the failure or refusal by the successor or acquiring company to expressly assume the obligations of Company under this Agreement. Executive will not have “Good Reason” to terminate his employment pursuant to (a) above merely because he is no longer the chief executive of a public company, provided that his operational duties, responsibilities and authority are not otherwise materially diminished. As a condition to terminating his employment for Good Reason, Executive must specify in writing to the Company (or the successor or acquiring company) the nature of the act or omission that Executive deems to constitute Good Reason and provide the Company (or the successor or acquiring company) 30 days after receipt of such notice to review and, if required, correct the situation (and thus prevent Executive’s termination for Good Reason). Notice of termination for Good Reason must be provided, if at all, within 90 days after the occurrence of the event or condition giving rise to such termination.

          3.6          Definition of Change in Control. For the purposes hereof, a “Change in Control” will be deemed to have occurred if and when, after the date of this Agreement,

                         (a)          any person, as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), other than (1) the Company, (2) any trustee or other fiduciary holding securities under an employee benefit plan of the Company, (3) any entity owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company, or (4) any person who becomes a beneficial owner (as defined below) in connection with a transaction described in clause (1) of subparagraph (c) below, is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company or its affiliates) representing 50 percent or more of the combined voting power of the Company’s then outstanding voting securities;

                         (b)          the following individuals cease for any reason to constitute a majority of the directors then serving: individuals who on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved or recommended by a vote of at least two-thirds of the directors then still in office who were directors on the date hereof, or whose appointment, election or nomination for election was previously so approved or recommended;

                         (c)          there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other entity, other than (1) a merger or consolidation which results in the directors of the Company immediately prior to such merger or consolidation continuing to constitute at least a majority of the board of directors of the Company, the surviving entity or any parent thereof or (2) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person is or becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company or its affiliates) representing 40% or more of the combined voting power of the Company’s then outstanding securities; or

                         (d)          the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or a majority of the Company’s assets, income or revenue to an entity, at least 50% of the combined voting power of the voting securities of which are owned by shareholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

                  4.          Payments and Benefits Upon Termination of Employment.

          4.1          Termination of Employment by Company without Cause or by Executive for Good Reason. If Executive’s employment is terminated by Company without Cause pursuant to Section 3.3 or by Executive for Good Reason pursuant to Section 3.5, then, subject to Section 5, Executive shall receive the following payments and benefits:

                         (a)          a single cash payment equal to the sum of (1) the unpaid amount, if any, of Base Salary previously earned by Executive through the date of his termination, and (2) the unpaid amount, if any, of the annual bonus earned by Executive for the preceding year;

                         (b)          payment of any business and other expenses described in Sections 2.5 and 2.6 that were previously incurred but not reimbursed and are otherwise eligible for reimbursement;

                         (c)          any payments or benefits payable to Executive or his covered spouse, or a dependent or beneficiary of Executive, under and in accordance with the provisions of any employee benefit plan, program or arrangement of the Company;

                         (d)          a cash payment equal to the product of (1) the annual bonus award (if any) that would have been earned by Executive for the fiscal year in which his employment terminates if his employment had continued, multiplied by (2) a fraction, the numerator of which is the number of days elapsed from the beginning of that fiscal year until the date his employment terminates, and the denominator of which is 365 (“Pro Rata Bonus”), which payment will be made when the bonus for such fiscal year would otherwise have been paid;

                         (e)          salary continuation payments (determined and paid as if Executive’s employment had continued) for a period of 24 months following such termination of employment at the rate of his annual Base Salary in effect at the time of such termination of employment (it being understood that salary continuation payments shall be funded in advance through an escrow account or similar arrangement), provided, however, that, if such termination of employment occurs after a Change in Control, the aggregate amount of such severance (i.e., an amount equal to 200% of the annual rate of Executive’s Base Salary in effect at the time of such termination of employment) will be payable to Executive in a single sum cash payment within 30 days after such termination;

                         (f)          full vesting in the Initial Equity Award granted pursuant to this Agreement and any other unvested options that are outstanding at the time his employment terminates; and

                         (g)          if the Executive and/or his covered spouse or dependents elect COBRA continuation coverage as a result of the termination of Executive’s employment, then the Company will pay the full amount of the COBRA premium for such coverage for a period of up to 18 months following the termination of Executive’s employment.

          4.2          Termination Due to Disability or Death. If Executive’s employment is terminated pursuant to Section 3.4 by reason of his death or Disability, then, subject to Section 5, Executive (or, as applicable, his spouse, covered dependents and/or beneficiaries) shall receive the payments and benefits the Executive (or, as applicable, his spouse, covered dependents and/or beneficiaries) would have been entitled to receive pursuant to Section 4.1(a) – (d), 4.1(f) and 4.1(g) if, instead of terminating due to death or Disability, the Executive’s employment had been terminated by the Company without Cause on the date of actual termination.

          4.3          Termination by Company for Cause or Resignation by Executive. If Company terminates Executive’s employment for Cause pursuant to Section 3.1 or if Executive resigns his employment pursuant to Section 3.2 (other than a resignation for Good Reason pursuant to Section 3.5), Executive shall not be entitled to any payments or benefits except for those pursuant to section 4.1 (a)-(c).

                  5.          Release of Claims; Restoration of Payments; Section 409A Delayed Payments.

          5.1          Release. Notwithstanding anything to the contrary contained herein, Executive’s right to receive any and all separation payments or benefits under Sections 4.1(d) – 4.1(g) (and, by extension, Section 4.2) shall be conditioned on the execution and delivery of a general release by Executive in favor of Company, its affiliates and their officers, directors and employees, substantially in the form attached hereto as Exhibit B. Any such payment or benefit shall be deferred until the expiration of the seven day revocation period prescribed by the Age Discrimination in Employment Act of 1967, as amended, or any similar revocation period in effect on the effective date of the termination of Executive’s employment.

          5.2          Restoration of Payments. Executive’s right to receive any separation payments and benefits pursuant to this Agreement shall be subject to his compliance with the restrictive covenants referenced or set forth in Section 6 and repayment pursuant to this Section. If a court or arbitrator grants equitable relief in connection with a violation or breach by the Executive of any said restrictive covenant or determines that Executive has violated or is in breach of any said restrictive covenants, then Executive shall not be entitled to any further separation payments and benefits under this Agreement; and, if a court or arbitrator determines that Executive has violated or is in breach of any said restrictive covenants, then (a) Executive shall be obligated to immediately return to the Company any separation payments and the value of any separation benefits previously received hereunder, and (b) Executive shall have no further rights or entitlements under this Agreement. This Section shall not in any manner supersede or limit any other right the Company may have to enforce or seek legal or equitable relief with respect to a violation or breach by Executive of any of said restrictive covenants.

          5.3          Section 409A Delayed Payment Requirements. Notwithstanding any provision to the contrary in this Agreement or in any employee plan or other agreement, plan, policy or program of the Company, any payment otherwise required to be made to Executive on account of his separation from service, to the extent such payment is properly treated as deferred compensation subject to Section 409A of the Code and the regulations and other applicable guidance issued by the Internal Revenue Service thereunder, shall be delayed until the first business day after the expiration of six months from the date of the termination of Executive’s employment or, if earlier, the date of his death. On the delayed payment date, there shall be paid to Executive (or his estate, as the case may be) in a single cash payment an amount equal to the aggregate amount of the payments delayed pursuant to the preceding sentence. Notwithstanding the foregoing, Executive shall be solely responsible, and the Company shall have no liability, for any taxes, acceleration of taxes, interest or penalties arising under Section 409A of the Code.

                  6.          Restrictive Covenants.

          6.1          Nondisclosure of Confidential Information; Inventions. Executive will be bound by the covenants contained in the Company’s form of Nondisclosure and Assignment of Inventions Agreement annexed hereto as Exhibit C, as it currently exists or may be hereafter amended for executives or employees generally, said covenants being incorporated herein by reference, it being understood that such covenants shall apply to the information, inventions and property of the Company and its subsidiaries.

          6.2          Duty to Return Company Documents and Property. Upon the termination of Executive’s employment with the Company for any reason, Executive shall immediately return and deliver to the Company any and all papers, books, records, documents, memoranda and manuals, e-mail, electronic or magnetic recordings or data, including all copies thereof, belonging to the Company or any of its subsidiaries or relating to the business of the Company or any of its subsidiaries, in Executive’s possession, whether prepared by Executive or others. If at any time after the termination of employment, Executive determines that he has any trade secrets or other confidential information belonging to the Company or any of its subsidiaries in his possession or control, Executive shall immediately return to the Company all such trade secrets and other confidential information, including all copies and portions thereof.

          6.3          Non-Solicitation. During the period of Executive’s employment or other service with the Company and for 18 months thereafter, Executive shall not, without the prior written consent of the Company, directly or indirectly: (a) solicit, request, advise, entice, persuade or induce any employee, consultant, or independent contractor employed by or working on behalf of the Company or any of its subsidiaries at any time during the one-year period prior to the Executive’s termination of employment with the Company to leave the Company or any of its subsidiaries or to engage in any activity which, were it done by the Executive, would violate the terms of this Agreement; (b) or solicit, request, advise, entice, persuade or induce any individual or entity, including but not limited to any customer, supplier, vendor, investor, equity or financing source, or other contracting party of the Company or any of its subsidiaries, to terminate, reduce or refrain from continuing or renewing their present or prospective contractual or business relationship with the Company or any of its subsidiaries.

          6.4          Non-Competition Restrictions. During the period of Executive’s employment or other service with the Company and for 24 months thereafter, Executive shall not, directly or indirectly, without the prior written consent of the Company, engage in, become financially interested in, be employed by, render any consultation or business advice with respect to, or have any connection with, any business engaged in the research, development, testing, design, manufacture, sale, lease, marketing, utilization or exploitation of any products or services which are designed for the same purpose as or are otherwise directly competitive with, products or services of the Company or any of its subsidiaries, in any geographic area where, during the period of his employment with the Company or any subsidiary or at the time of the termination of his employment or other service with the Company and its subsidiaries, as the case may be, the Company or any of its subsidiaries has or has documented current plans to have an active business presence. Notwithstanding the foregoing, nothing herein shall restrict Executive from employment with any entity that is in competition with Company if the competitive business unit of such entity is not the primary business of such entity, and if the Executive is not involved in activities that are in competition with the Company. Moreover, notwithstanding the foregoing, Executive’s mere purchase or holding, for investment purposes, of securities representing less than 5% of the outstanding value or voting interest of a publicly traded company shall not be deemed to be a violation of the provisions of this paragraph (it being understood that the purchase or holding of securities of a company that is not engaged in the research, development, testing, design, manufacture, sale, lease, marketing, utilization or exploitation of any products or services which are designed for the same purpose as or are otherwise directly competitive with, products or services of the Company or any of its subsidiaries, shall not be restricted by this paragraph).

          6.5          Reformation. Executive acknowledges that the Company and its subsidiaries conduct their business on a world-wide basis, that their sales and marketing prospects are for continued expansion into world markets and that, therefore, the territorial and time limitations set forth in Section 6.4 are reasonable and properly required for the adequate protection of the business of the Company and its subsidiaries. If a court concludes that any time period and/or the geographic area specified in Section 6.4 is unenforceable, then the time period will be reduced by the number of months, or the geographic area will be reduced by the elimination of the overbroad portion, or both, as the case may be, so that the restrictions may be enforced in the geographic area and for the time to the fullest extent permitted by law.

          6.6          Remedies. It is intended that, in view of the nature of the Company’s business, the restrictions contained in Sections 6.1 through 6.4 (including, without limitation, the restrictions that are specifically incorporated herein by reference), are considered reasonable and necessary to protect the Company’s legitimate business interests and that any violation of these restrictions would result in irreparable injury to the Company. In the event of a breach or threatened breach by Executive of any restrictive covenant contained herein, the Company shall be entitled to a temporary restraining order and injunctive relief. Nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for any breach or threatened breach, including, without limitation, the restoration and other remedies specified in this Agreement and/or the recovery of money damages, attorneys’ fees, and costs. These covenants and restrictions shall each be construed as independent of any other provisions in the Agreement, and the existence of any claim or cause of action by Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants and restrictions.

          6.7          Severability. Should a court determine that any paragraph or sentence, or any portion of a paragraph or sentence of this Section 6 is invalid, unenforceable, or void, this determination shall not have the effect of invalidating or validating the remainder of the paragraph, sentence or any other provision of this Section 6. Further, it is intended that the court should construe this Section 6 by limiting and reducing it only to the extent necessary to be enforceable under then applicable law.

          7.          Recoupment Upon Certain Restatement of Financial Statements. If the Company is required to restate all or a portion of its financial statement(s) for any period following commencement of employment by the Executive, and if the Board or the Compensation Committee determines that such restatement is attributable in whole or in significant part to fraud, negligence, or intentional misconduct on the part of Executive or known to Executive, then, subject to applicable law, the Board or the Compensation Committee, acting in its discretion, may require Executive to reimburse the Company for the amount of any incentive compensation paid to him, cause the cancellation of outstanding equity compensation awards, and seek reimbursement of any gains otherwise realized by him in respect of the exercise or settlement of any such awards if and to the extent that (a) the amount of such incentive compensation was or will be based upon the achievement of certain financial results that were subsequently reduced due to such restatement, and (b) the amount of the incentive compensation that was, would have been or would be paid or provided to Executive if the financial results had been properly reported would have been lower than the amount actually paid or provided. The provisions of this section do not include the Initial Equity Award described in Section 2.4.

          8.          Assignment. The services and duties to be performed by Executive hereunder are personal and may not be assigned. This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns and Executive and his heirs and representatives. Company may assign this Agreement to a successor in interest, provided that any such assignee affirmatively adopts and agrees to fulfill all obligations to Executive hereunder.

          9.          Legal Fees to Enforce Rights after a Change in Control. If, following a Change in Control, the Company fails to comply with any of its obligations under this Agreement or the Company takes any action to declare this Agreement void or unenforceable or institutes any litigation or other legal action designed to deny, diminish or to recover from Executive (or Executive’s beneficiary) the payments and benefits intended to be provided, then Executive (or Executive’s beneficiary, as the case may be) shall be entitled to select and retain counsel at the expense of the Company to represent Executive (or Executive’s beneficiary) in connection with the good faith initiation or defense of any litigation or other legal action, whether by or against the Company or any director, officer, stockholder or other person affiliated with the Company or any successor thereto in any jurisdiction.

          10.          No Impediment to Agreement. Executive covenants that, except as otherwise disclosed herein, he is not, as of the date hereof, and will not be, during the period of his employment hereunder, employed under contract, oral or written, by any other person, firm or entity, and is not and will not be bound by the provisions of any other restrictive covenant that may limit the Executive from performing his duties for the Company and is not aware of any circumstance or condition (legal, health or otherwise), which would constitute an impediment to, or restriction upon, his ability to enter into this Agreement and to perform the duties and responsibilities of his employment hereunder.

          11.          Arbitration. Except as otherwise specifically provided herein (relating to the Company’s right to obtain injunctive or other equitable relief from a court) or Enforcement Rights by Executive after a Change of Control (as described in Paragraph 9 above), any claim or controversy arising out of or relating to this Agreement or the breach hereof shall be resolved exclusively by arbitration. Any such arbitration will be administered in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association (“AAA”), in the Hartford, Connecticut metropolitan area before an experienced employment law arbitrator licensed to practice law in that jurisdiction who has been selected in accordance with such Rules. Each party may be represented by counsel of its or his own choosing and at its or his own expense; provided, however, that attorneys’ fees and costs may be awarded to a prevailing party in the discretion of the arbitrator. The arbitrator’s award will be enforceable, and a judgment may be entered thereon, in a federal or state court of competent jurisdiction in the state where the arbitration was held. The decision of the arbitrator will be final and binding.

12. Governing Law. This Agreement shall be governed by the laws of the State of Connecticut, excluding its conflict of law rules.

          13.          Indemnification; D&O Insurance. To the extent permitted by its Certificate of Incorporation and By-laws and subject to applicable law, the Company will indemnify, defend and hold Executive harmless from and against any claim, liability or expense (including reasonable attorneys’ fees) made against or incurred by him as a result of his employment with the Company or any subsidiary or other affiliate of the Company, including service as an officer or director of the Company or any subsidiary or other affiliate of the Company. The Company shall cover Executive under directors and officers liability insurance both during and, while potential liability exists, after the Term, in the same amount and to the same extent as the Company covers its other officers and directors, which amount will be determined in consultation with the Executive and will be intended to provide sufficient coverage against all potential liability of the covered individuals, subject to applicable law.

14. Withholding. All payments made by Company to or for the benefit of Executive in connection with his employment shall be subject to applicable tax withholding.

          15.          Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

          16.          Counterparts. This Agreement may be executed in separate counterparts, each of which will be an original and all of which taken together shall constitute one and the same agreement, and any party hereto may execute this Agreement by signing any such counterpart.

          17.          Amendment or Waiver. No provision of this Agreement may be modified, amended, waived or terminated except by an instrument in writing signed by the parties to this Agreement. No course of dealing between the parties will modify, amend, waive or terminate any provision of this Agreement or any rights or obligations of any party under or by reason of this Agreement. No delay on the part of the Company in exercising any right hereunder shall operate as a waiver of such right. No waiver, express or implied, by a party of any right or any breach by the other party shall constitute a waiver of any other right of such party or breach by such other party.

          18.          Notices. Any notice given to a party shall be in writing and shall be deemed to have been given when delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested, or express mail to the recipient at his or its last known address.

          19.          Entire Agreement. This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes any prior and/or contemporaneous understandings, agreements or representations, written or oral, relating to the subject matter hereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

ZYGO CORPORATION

By:	/s/ BRUCE W. WORSTER

Name: Bruce W. Worster
Title: Chair, Board of Directors

/s/ CHRIS KOLIOPOULOS

Dr. Chris L. Koliopoulos

EXHIBIT A

ZYGO CORPORATION
2002 EQUITY INCENTIVE PLAN
STOCK OPTION AGREEMENT

          AGREEMENT, made as of the __ day of ______________, 201_, by and between Zygo Corporation, a Delaware corporation (the “Company”), and _________________________ (the “Optionee”).

W I T N E S S E T H:

          WHEREAS, pursuant to the Zygo Corporation 2002 Equity Incentive Plan (the “Plan”), the Company desires to grant to the Optionee, and the Optionee desires to accept, an option to purchase shares of common stock, $.10 par value, of the Company (the “Common Stock”) upon the terms and conditions set forth in this Agreement.

          NOW, THEREFORE, the parties hereto agree as follows:

          1.          The Company hereby grants to the Optionee an option to purchase ______ shares of Common Stock at an exercise price per share of $_______. This option is not intended to be treated as an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.

          2.          Notwithstanding anything to the contrary contained herein, unless sooner terminated, this option shall expire if and to the extent it is not exercised within ten years from the date hereof.

          3.          Subject to the provisions hereof and Optionee’s Executive Employment Agreement dated January 18, 2010 (the “Employment Agreement”), this option shall become exercisable in accordance with the following schedule based upon the period of the Optionee’s continuous employment or other service with the Company or any one or more of its subsidiaries, affiliates or associated entities (collectively with the Company, the “Company Group”) following the date hereof:

Period of Continuous Service	Incremental Percentage Exercisable	Cumulative Percentage Exercisable

Less than 1 year	0%	0%
1 year	25%	25%
2 years	25%	50%
3 years	25%	75%
4 years or more	25%	100%

          4.          This option may be exercised by written notice to the Company stating the number of full shares with respect to which it is being exercised, and accompanied by payment of the exercise price for the number of shares so purchased and payment or

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arrangement for payment of any federal, state or local income or other taxes incurred by reason of the exercise and required to be withheld by the Company. The exercise price shall be payable by cash or check or, if the Committee in its sole and absolute discretion so permits, payment may also be made in whole or in part (a) by means of any cashless exercise procedure approved by the Committee, if the Common Stock is publicly traded, (b) in the form of unrestricted shares of Common Stock which, (i) in the case of shares acquired upon exercise of an option, have been owned by the Optionee for more than six (6) months on the date of surrender, and (ii) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the shares of Common Stock as to which such option shall be exercised, (c) in any other form of consideration approved by the Committee and permitted by applicable law, or (d) in any combination of the foregoing.

          5.          Upon a termination of the Optionee’s employment or other service with the Company Group for any reason other than a termination by the Company Group for Cause (as defined in the Employment Agreement), then (a) that portion of this option, if any, which is not then exercisable shall terminate, and (b) unless sooner terminated under the terms hereof, that portion of this option, if any, which is then exercisable shall remain exercisable for the ninety (90) day period commencing on the date of such termination and, to the extent not exercised during such period, shall thereupon terminate. If, pursuant to the Employment Agreement, the Optionee’s employment is terminated for any reason other than by the Company for Cause or by the Optionee without Good Reason (as defined in the Employment Agreement), Optionee shall become fully vested in the option. If Optionee’s employment is terminated by the Company for Cause (or if such termination occurs at a time when grounds for a termination for Cause exist), this option (whether or not otherwise exercisable) shall thereupon terminate and cease to be exercisable.

          6.          The Company’s obligation to sell and deliver shares upon the exercise of this option is subject to such compliance with federal and state laws, rules and regulations applying to the authorization, issuance or sale of securities as the Committee deems necessary or advisable. The Company shall be entitled to postpone the time of delivery of certificates for shares of its Common Stock for such additional time as the Company shall deem necessary or desirable to enable it to (a) file a registration statement under the Securities Act of 1933, as amended, with respect to the shares of Common Stock which may be purchased under this option, or (b) comply with the listing requirements of any securities exchange upon which the Common Stock may be listed.

          7.          This option is not assignable or transferable except upon the Optionee’s death to a beneficiary designated by the Optionee in a manner acceptable to the Committee or, in the absence of a surviving designated beneficiary, pursuant to the Optionee’s will or by the laws of descent and distribution. This option is exercisable during the Optionee’s lifetime only by the Optionee. In the event of any attempt by the Optionee to alienate, assign, pledge, hypothecate or otherwise dispose of this option or any right hereunder, except as provided for herein, or in the event of any levy of any attachment, execution or similar process upon the rights or interests hereby conferred, the Company may terminate this option by notice to the Optionee and it shall thereupon

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become null and void.

          8.          Nothing contained in this Agreement shall confer upon the Optionee any right with respect to the continuation of the Optionee’s employment or other service with any one or more of the Company Group or interfere in any way with the right of the Company Group at any time to terminate such employment or other service or to increase or decrease, or otherwise adjust, the other terms and conditions of the Optionee’s employment or other service with the Company Group.

          9.          Neither the Optionee nor any person entitled to exercise the Optionee’s rights in the event of death shall have any of the rights of a stockholder with respect to the shares subject to this option, except to the extent that certificates for such shares shall have been issued upon the exercise of this option as provided for herein.

          10.          This option is granted pursuant to the Plan and is governed by the terms and conditions of the Plan, including, without limitation, the provisions of Section 11 of the Plan. The Optionee agrees to be bound by the terms and conditions of this Agreement and the Plan (a copy of which the Optionee acknowledges receipt of) and any future amendments to the Plan which do not adversely affect the Optionee’s rights hereunder. The provisions of the Plan are hereby incorporated by reference and shall govern if and to the extent that there are inconsistencies between the provisions of the Plan and this Agreement. In the event that any controversy shall arise with respect to the nature, scope or extent of any one or more rights conferred by this Agreement, the determination of the Committee of the rights of the Optionee shall be final, binding and conclusive upon the Optionee and any other person who shall assert any right based upon this Agreement.

          11.          This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its principles of conflicts of law. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and may not be modified, other than as provided in the Plan, except by written instrument executed by the parties.

          IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

ZYGO CORPORATION

By:

Name:
Title:

OPTIONEE

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EXHIBIT B
Form of Release

          In consideration of the premises and the payments and benefits to be made or provided by the Zygo Corporation (the Company”) to Dr. Chris Koliopoulos (the “Executive”) under this Release and the provisions of Section 4 of the Employment Agreement between the parties [to which this Exhibit is attached] (the “Employment Agreement”) relating to the termination of Executive’s employment with the Company, the Executive, for the Executive and for the executors and administrators of the Executive’s estate, and the Executive’s heirs, successors and assigns, hereby releases and forever discharges the Company and its officers, directors, employees and stockholders from any and all claims, actions, causes of action, suits, sums of money, debts, dues, accounts, reckonings, bonds, bills, covenants, contracts, controversies, agreements, promises, demands or damages of any nature whatsoever or by reason of any matter, cause or thing regardless of whether known or unknown at present, which against the Company or any of its officers, directors, employees or stockholders Executive ever had, now has or may have arising out of or relating to any transaction, dealing, relationship, conduct, act or omission, or any other matters or things occurring or existing at any time prior to and including the date of this Release (collectively defined herein as “Claims”). This Release includes, but is not limited to, all Claims the Executive might have under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §§2000e, et. seq.; 42 U.S.C. §§1981, et. seq.; the Americans with Disabilities Act, 29 U.S.C. §§2000e, et. seq.; the Age Discrimination in Employment Act; the Older Workers Benefits Protection Act; the federal Family and Medical Leave Act; Section 451 et. seq.; similar Connecticut laws, and any and all statutory and common law causes of action for defamation; slander; slander per se; defamation per se; false light; tortious interference with prospective business relationships; assault; sexual assault; battery; sexual harassment; sexual discrimination; hostile work environment; discrimination; retaliation; workers’ compensation retaliation; wrongful termination; intentional infliction of emotional distress; breach of a duty or obligation of any kind or description, including any implied covenant of good faith and fair dealing; and for breach of contract or any tort whatsoever, as well as any expenses or attorney’s fees associated with such Claims. The parties acknowledge that this Release does not either affect the rights and responsibilities of the Equal Employment Opportunity Commission to enforce the Age Discrimination in Employment Act, or justify interfering with the protected right of an employee to file a charge or participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission under the Age Discrimination in Employment Act. In the event the Equal Employment Opportunity Commission commences a proceeding against the Company in which Executive is a named party, the Executive agrees to waive and forego any monetary claims which may be alleged by the Equal Employment Opportunity Commission to be owed to Executive. Notwithstanding the foregoing, nothing in the provisions of this Release shall act as a release by the Executive of any Claims against the Company with respect to (i) any amounts or benefits to which the Executive may become entitled to receive under the Employment Agreement after the date hereof, including the right to indemnity referenced therein, (ii) the Executive’s rights under and in accordance with the terms of any employee

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benefit plan in which Executive participates, and (iii) any Claims arising with respect to acts, events or occurrences taking place after the date of this Release.

          The Company has advised the Executive in writing to consult with an attorney prior to executing this Release. By executing this Release, the Executive acknowledges that (a) the Executive has been provided an opportunity to consult with an attorney or other advisor of the Executive’s choice regarding the terms of this Release, (b) Executive has been given twenty-one (21) days in which to consider whether the Executive wishes to enter into this Release, (c) Executive has elected to enter into this Agreement knowingly and voluntarily, (d) Executive’s waiver of rights or claims is in exchange for the good and valuable consideration herein; and (e) if Executive does so within fewer than twenty-one (21) days from receipt of this Release, Executive has knowingly and voluntarily waived the remaining time. This Release will become effective, enforceable and irrevocable on the eighth day after the date on which it is executed by the Executive (the “Effective Date”). During the seven-day period prior to the Effective Date, the Executive may revoke this Release by delivering a written notice of revocation to the Company.

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EXHIBIT C
FORM OF NONDISCLOSURE AND ASSIGNMENT
OF INVENTIONS AGREEMENT

          This Nondisclosure and Assignment of Inventions Agreement (the “Agreement”) is entered into by and between Zygo Corporation, a Delaware Corporation, and its subsidiaries, affiliates and divisions, (hereinafter referred to collectively as the “Company”), and ________________, (hereinafter the “Employee”).

          For the good and valuable consideration of the Employee’s employment by the Company, and his/her continued eligibility for employment, bonuses, raises and any other employee benefits that may be provided to the Employee by the Company from time to time, the employee agrees as follows:

1.	Employment Period.

          The Employee understands and agrees that this Agreement is not a contract of employment and does not give the Employee any rights to employment with the Company or to any particular terms or conditions of such employment. The Employee further understands and agrees that his employment at the Company is “at-will” and is not for any specified term and that either the Company or the Employee may terminate the employment relationship with or without cause at any time. In the event that the Employee’s employment relationship with the Company is terminated, whether voluntarily or involuntarily, the Employee’s restrictions and obligations under this Agreement nevertheless shall survive such termination.

2.	Activities During Employment.

          The Employee represents and warrants that he/she is presently under no obligation to any other employer, person or entity that would limit, restrict or otherwise affect his/her ability to perform his/her job duties for the Company. Furthermore, the Employee agrees that his/her employment with the Company will not require the disclosure or use of any confidential information, “know-how” or trade secrets belonging to prior employers or other persons or entities, nor will it violate the terms of any non-competition, non-disclosure, non-solicitation, assignment of inventions or other similar agreement(s) to which he/she may be a party.

          The Employee represents and warrants that he/she has not brought and agrees that he/she will not bring to the Company or use in the performance of his/her employment responsibilities at the Company any materials, documents, trade secrets, or confidential information of a former employer or any other person or entity which are of a confidential nature or which are not generally available to the public. The Employee agrees that he/she has not and will not disclose to the Company or seek to induce the Company to use any such confidential information, materials, documents or trade secrets.

          The Employee agrees to inform the Company of any outside work or business activities that he/she engages in while employed by the Company, and further agrees

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not to engage in any outside work or business activities that may interfere with his/her job performance or that may serve business interests that compete with the Company’s business interests.

3.	Nondisclosure of Confidential Information.

          The Employee agrees that he/she will not directly or indirectly disclose or use at any time any knowledge, information, or material relating to any of the Company’s business, customers, machines, designs, apparatus, systems, methods of conducting any part of its business or the like, “know-how” or trade secrets, which may become known to the Employee by reason of his/her employment or otherwise and which are not generally available to the public, except as may be reasonably necessary to the performance of his/her assigned duties as an employee of the Company.

          The Employee further agrees that all records, files, documents, computer disks and other materials, or copies thereof, containing such information shall be and remain the sole property of the Company, shall not be removed from the Company’s premises or otherwise used except for bona fide business purposes and shall be promptly returned to the Company upon request at any time during employment and immediately upon termination of employment with the Company, whether voluntary or involuntary. These nondisclosure obligations shall remain in effect during the Employee’s entire period of employment and at all times after termination of employment, whether voluntary or involuntary.

4.	Assignment of Inventions.

          The Employee represents that he/she has identified in the Appendix below all inventions and improvements which: (a) have been made, developed, perfected, devised, conceived or acquired by the Employee, either solely or jointly with others prior to his/her employment by the Company (whether or not they have received a patent or are subject to application for patent); and which (b) are relevant to the Company’s business activities.

          The Employee agrees to promptly and completely disclose in writing to such person as the Company may designate all ideas, developments, inventions and improvements heretofore or hereafter made, developed, perfected, devised, conceived or acquired by the Employee either solely or jointly with others during the Employee’s employment by the Company and within ninety (90) days after the termination thereof, whether or not during regular working hours, relating in any way to the actual or anticipated business, research, developments or products of the Company; and if so requested by the Company, to give, grant, assign, transfer and convey to the Company or any entity designated by it, all rights, title and interest in and to all such ideas, developments, inventions and improvements.

          In accordance with Cal. Lab. Code §§ 2870 to 2872, the terms of this assignment of inventions provision shall not apply to an invention that the Employee developed entirely on his or her own time without using the Company’s equipment, supplies,

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facilities, or trade secret information except for those inventions that either: (1) Relate at the time of conception or reduction to practice of the invention to the Company’s business, or its actual or demonstrably anticipated research or development; or (2) Result from any work performed by the Employee for the Company. Furthermore, confidentiality with respect to the disclosure of any inventions reported by the Employee will be preserved to the maximum extent possible. The Company will also provide a review process for the Employee to determine such issues as may arise in connection with this assignment of inventions provision.

          The Employee agrees, at the request and expense of the Company, to make, execute and deliver any and all papers, documents, and instruments, including applications for patents in any and all countries and reissues and extensions thereof, and to assist and cooperate (without expense to the Employee) with the Company or its representative in any controversy or legal proceedings relating to said ideas, developments, inventions and improvements, and the patents which may be procured thereon. The Company does not assume any responsibility for the prosecution or defense of any application for patents in any countries arising from ideas, developments, inventions and improvements disclosed to the Company pursuant to this Agreement.

          The Employee’s obligations hereunder shall continue beyond the termination of his/her employment, but the Company shall compensate the Employee at a reasonable rate after termination for time spent by him/her at the Company’s request providing assistance. In the event that the Company is unable after reasonable effort to secure the Employee’s signature on any document(s) needed to apply for or prosecute any intellectual property rights relating to any such ideas, developments, inventions and improvements, the Employee hereby irrevocably designates the Company and its duly authorized representative as his/her agent to act on his/her behalf to execute and file any applications and to do all other lawfully permitted acts to further the issuance or prosecution of intellectual property rights with the same legal force and effect as if executed by the Employee.

5.	Complete Agreement.

          This Agreement contains the entire understanding and agreement of the parties with respect to the matters herein and shall supersede and prevail over all other prior agreements, understandings or representations by or between the parties whether oral or written regarding these matters.

          The provisions of this Agreement will be deemed severable, and if any part of any provision is held to be illegal, void, voidable, invalid, nonbinding, or unenforceable in its entirety or partially or as to either party, for any reason, such provision may be changed or construed by the appropriate judicial body, consistent with the intent of the parties hereto, to the extent reasonably necessary to make the provision, as so changed or construed, legal, valid, binding, and enforceable. If any provision of this Agreement is held to be illegal, void, voidable, invalid, nonbinding, or unenforceable in its entirety or partially or as to either party, for any reason, and if such provision cannot

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be changed or construed consistent with the intent of the parties hereto to make it fully legal, valid, binding, and enforceable, then such provision will be stricken from this Agreement, and the remaining provisions of this Agreement will not in any way be affected or impaired, but will remain in full force and effect.

6.	Assignment.

          Neither this Agreement nor any benefits hereunder are assignable by the Employee, but the terms and provisions hereof shall extend to the benefit of the Company’s successors and assigns.

7.	Waiver and Modification.

          No waiver or modification hereof shall be binding unless in writing and subscribed by the parties hereto.

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ZYGO CORPORATION
NONDISCLOSURE AND ASSIGNMENT OF INVENTIONS AGREEMENT
USA

APPENDIX

          The following is a complete list of all inventions and improvements which (a) have been made, developed, perfected, devised, conceived or acquired by me, either solely or jointly with others prior to my employment by Zygo Corporation (whether or not they have received a patent or are subject to application for patent); and which (b) are relevant to Zygo’s business activities.

                    _________ None

1.	_____________________________________________________________________________________________

2.	_____________________________________________________________________________________________

3.	_____________________________________________________________________________________________

4.	__________________________________________________________________________________________

Acknowledging receipt of a copy of this Agreement and knowingly and voluntarily agreed upon by:

_______________________________	________________________________
Date	Signature of Employee

_______________________________	________________________________
Zygo Representative	Name of Employee (Print)

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